September 21, 1998

Michael Basch
PO Box 990
Clear Lake Oaks, California  95423

Dear Michael:

InfoNow Corporation is pleased to offer you employment as Vice President, Client Development. The position is one that offers great challenge and an opportunity for accelerated professional growth in a dynamic environment.

Your compensation for this position will be as follows:

* Semi-monthly gross salary in the amount of $4,583.33, paid on the 15th and last day of each month.

* You will be eligible to participate in a Sales Incentive Program to earn additional cash compensation based on results achieved during your term of employment. Your total annual maximum potential earnings under this Plan will be $150,000. Earnings under this Program will be paid quarterly. The criteria for incentive earnings under this program and for the Sales Plan objectives will be established between you and the CEO during the first month of your employment. CEO has the final say regarding Sales Plan objectives.

* Six, one-time payments of $1,750, paid each pay period for the first three months of your employment. (total of $3500 per month for three months).

* Up to $10,000 to cover expenses you incur in moving from California to Colorado and for any associated temporary living expenses while you find a permanent residence.

* Participation in InfoNow's Employee Stock Option Plan. The Company will grant you 175,000 options upon commencement of your service and approval by InfoNow's Board of Directors. These options will be priced at $1.40, the current Board approved level for InfoNow Officer option grants. Options will vest at a rate of 1/36 of total original option award per month. Options will continue vesting at this rate until the total original amount is vested. Upon request, resignation, or termination of employment, your vested options will be subject to execution within 30 days. Vested options have a minimum of five-year exercise period from the date of award. All options granted under this agreement shall vest immediately upon a merger of the Company where it is not the surviving entity, the sale of substantially all of the Company's assets or the termination of your employment immediately following a change of control of the Company.

* Should you be terminated without Cause during the term of your employment, you will receive a one-time payment equal to 25% of your base salary, payable within 15 days of your termination.


The Company currently provides numerous benefits to its employees including health insurance, life insurance, 401(k) plan, up to $45 per month parking reimbursement, and vacation, sick, and holiday plans. These and any other benefits and practices of the Company are described in detail in the Employee Handbook, including the requirement that you sign and comply with a proprietary information and non-disclosure/non-compete agreement as a condition of employment with InfoNow.

Mike, we are looking forward to having you join us at InfoNow on September 30, 1998.


Sincerely,



Michael W. Johnson
President and CEO